                                MERGER AGREEMENT


                                      AMONG


                               SPORTS-GUARD, INC.


                             TIO MARIANO CIGAR CORP.


                                       AND


                                TIO CIGARS, INC.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
1.     The Merger...........................................................  1
           1.1.  Effective Time.............................................  1
           1.2.  Conversion of Membership Interests.........................  2
           1.3.  Restricted Securities......................................  2
           1.4.  Certificate of Incorporation...............................  3
           1.5.  Bylaws.....................................................  3
           1.6.  Dissenters' Rights.........................................  3
           1.7.  Directors..................................................  3

2.     Representations, Warranties and Agreements of RCP and RCP Members....  3
           2.1.  Due Organization...........................................  3
           2.2.  Corporate Authority........................................  4
           2.3   Capitalization.............................................  4
           2.4   Subsidiaries...............................................  4
           2.5.  No Financial Statements....................................  4
           2.6.  No Undisclosed Liabilities.................................  4
           2.7.  Title To Properties........................................  4
           2.8.  Compliance with Laws; Litigation...........................  4
           2.9.  Tax Returns................................................  5
           2.10. Full Disclosure............................................  5
           2.11. Board Action...............................................  5
           2.12. Title to Target Shares.....................................  5
           2.13. Continuity of Business Enterprise..........................  5
           2.14. No Intent to Sell..........................................  5

3.     Representations, Warranties and Agreements of Parent and Merger
Subsidiary..................................................................  5
           3.1.  Organization of Parent and Merger Subsidiary...............  5
           3.2.  Corporate Authority........................................  6
           3.3.  Capitalization.............................................  6
           3.4.  No Undisclosed Liabilities.................................  6
           3.5.  Compliance with the Laws; Litigation.......................  6
           3.6.  Tax Returns................................................  7
           3.7.  Full Disclosure............................................  7
           3.8.  Board Action...............................................  7

4.     Action Prior to the Effective Time...................................  7
           4.1.  Approval of TIO Shareholders...............................  7
           4.2.  Accuracy of Representations and Warranties.................  7
           4.3.  Closing....................................................  7

                                      (i)

5.     Conditions Precedent to Obligation of Parent and Merger Subsidiary...  8
           5.1.  No Adverse Change; Corporate Action........................  8
           5.2.  No Litigation..............................................  8
           5.3.  Securities Laws............................................  8

6.     Conditions Precedent to Obligation of TIO............................  8
           6.1.  Accuracy of Representations and Warranties; Performance
                 of Obligations.............................................  8
           6.2.  No Litigation..............................................  8

7.     Other Provisions.....................................................  8
           7.1.  Governing Law..............................................  9
           7.2.  Waiver.....................................................  9
           7.3.  Survival...................................................  9
           7.4.  No Indemnification.........................................  9

8.     Titles and Headings..................................................  9

9.     Notices..............................................................  9

10.    Assignment........................................................... 10

11.    Counterparts......................................................... 10

12.    Amendment............................................................ 10

Exhibit A - TIO Share Ownership




                                      (ii)

                                MERGER AGREEMENT



        THIS MERGER AGREEMENT, made and entered into as of this 31st day of October, 1997, by and among TIO CIGARS, INC., a corporation established and governed under the laws of the State of Ohio ("Tio" or "Target"), TIO MARIANO CIGAR CORP., a corporation to be established and governed under the laws of the State of Delaware ("Merger Subsidiary"), Tio and Merger Subsidiary being hereinafter sometimes called the "Constituent Corporations" and Merger Subsidiary being hereinafter sometimes called the "Surviving Corporation", and SPORTS-GUARD, INC., a Delaware corporation ("Parent") (Parent joining as an additional party, not being a Constituent Corporation).


                               W I T N E S S E T H
                               - - - - - - - - - -

        Merger Subsidiary and Target propose to merge pursuant to this Merger Agreement (the "Merger Agreement"), which provides for the merger of Target with and into Merger Subsidiary, with Merger Subsidiary as the surviving corporation (the "Merger"), pursuant to the applicable laws of the States of Delaware and Ohio, at the Effective Time, as defined herein, with the intent to qualify the transactions provided for herein as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Contemporaneously herewith, Parent has entered into a merger agreement with RCP Enterprises Group, LLC, an Ohio limited liability Company ("RCP"), whereby RCP will merger with and into a wholly-owned subsidiary of Parent, with such wholly-owned subsidiary as the surviving corporation and in which RCP members shall receive Parent shares (the "RCP Merger"). This Merger Agreement records the representations and warranties made by Parent, Merger Subsidiary and Tio in connection with the instant Merger, sets forth certain covenants and agreements of the parties, provides conditions to the obligations of the parties and sets forth other provisions relating to the Merger.

        NOW, THEREFORE, Parent, Merger Subsidiary and Tio in consideration of the agreements, covenants and conditions contained herein, hereby make the following representations and warranties, give the following covenants and agree as follows:


                                A G R E E M E N T
                                - - - - - - - - -

        1. THE MERGER. At the Effective Time (as hereinafter defined) of the Merger, Tio shall be merged with and into Merger Subsidiary by statutory merger; the separate existence of Tio shall cease and Merger Subsidiary shall be the surviving corporation, and on the following terms and conditions:

               1.1. EFFECTIVE TIME. The Merger shall be effective (the "Effective Time") when this Merger Agreement and/or appropriate certificates of its approval and adoption and acknowledgments shall have been filed with the Secretary of State of Delaware.

               1.2. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof:

                      1.2.1. Each of the shares of Tio common stock, no par value, ("Tio Common Stock") held by Tio Shareholders, as described in Appendix A (the "Tio Shareholders"), which shall be outstanding immediately prior to the Effective Time (collectively "the Shares") and other than Shares which are dissenting shares, shall cease to be outstanding and shall be converted into shares of common stock, $.01 par value, of Parent ("Parent Common Stock") at a ratio of one (1) share of Parent Common Stock for each two (2) shares of Tio Common Stock, except that fractional shares shall be rounded up to the nearest whole share. The foregoing exchange ratio includes the effect of a proposed one-for-ten reverse split of Parent Common Stock to be effected prior to the Effective Time (i.e., an aggregate of 1,310,000 shares of Parent Common Stock will be issued to the Tio Shareholders). Holders of certificates which represent the Shares shall thereafter have no rights as shareholders of Target. Except for issuance by Parent of stock in connection with the RCP Merger, after the date of this Merger Agreement and prior to the Effective Time, neither Parent nor Tio shall declare or pay to its shareholders of record a stock dividend upon the Parent Common Stock or the Tio Common Stock, as the case may be, or subdivide, split up, reclassify or combine the Parent Common Stock or the Tio Common Stock, as the case may be, or make any other distribution of securities or property in respect of the Parent Common Stock or the Tio Common Stock, as the case may be or otherwise effect any capital reorganization.

                      1.2.2. From and after the Effective Time, each holder of a certificate theretofore representing issued and outstanding Shares (but not including Shares which are dissenting shares within the meaning of the Ohio General Corporation Law shall, upon the surrender of such certificates to Parent, be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Parent Common Stock into which the Shares theretofore represented by the certificate or certificates so surrendered shall have been converted pursuant to subsection 1.2.1 above. From and after the Effective Time, until so surrendered, each certificate theretofore representing Shares (except for certificates representing dissenting shares) shall be deemed for all corporate purposes to evidence the number of shares of Parent Common Stock into which such Shares shall have been converted.

               1.3. RESTRICTED SECURITIES. The Parent Common Stock to be issued in exchange for the Shares has not been registered under the Securities Act of 1933, as amended, by reason of an exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or exemption from registration and each certificate representing the Shares will be endorsed with the following legends and any legend required to be placed thereon by applicable state securities laws:

                      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT."

               1.4. ARTICLES OF INCORPORATION. The Certificate of Incorporation of Merger Subsidiary shall continue to be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time.

               1.5. BYLAWS. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall continue to be the Bylaws of the Surviving Corporation immediately after the Effective Time.

               1.6. DISSENTERS' RIGHTS. Parent and Tio shall take all actions mandated by the Ohio General Corporation Law to permit and satisfy the exercise of rights of dissent and appraisal by holders of Tio Common Stock.

               1.7. DIRECTORS. The Board of Directors of the Surviving Corporation at and as of the consummation of the transactions contemplated herein shall be as set forth on Schedule 1.7 hereto.

        2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF TIO AND TIO SHAREHOLDERS. As an inducement to Parent and Merger Subsidiary to enter into this Merger Agreement and to consummate the transactions contemplated herein, Tio, and the Tio shareholders as to Sections 2.12 and 2.14 only, represent and warrant to Parent and Merger Subsidiary and agree as follows:

               2.1. DUE ORGANIZATION. Tio is a corporation duly incorporated and validly existing in good standing under the laws of the State of Ohio, and has full corporate power and authority to own or lease its properties and to carry on its business as now conducted. Tio is duly licensed, qualified to do business and in good standing as a foreign corporation in each jurisdiction in which its failure to be so licensed or qualified would have a material adverse effect on its business taken as a whole.

               2.2. CORPORATE AUTHORITY. The execution, delivery and performance by Tio of this Merger Agreement has been duly authorized and approved by its Board of Directors, subject to approval of the Merger contemplated herein by its shareholders pursuant to section 4.1 hereof, and neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby, nor compliance with nor fulfillment of the terms and provisions herein, will: (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws of Tio, any material agreement, instrument or judgment to which it is a party or by which it is bound or any statute or regulatory provisions affecting Tio; (ii) give any party to or with rights under any such agreement, instrument or judgment the right to terminate, modify or otherwise change the material rights or obligations of Tio under such agreement, instrument or judgment; or (iii) require the approval, consent or authorization of any Federal, state or local court, governmental authority or regulatory body, other than in connection with or in compliance with the provisions of the Ohio General Corporation Law and Federal or state securities or antitrust laws. Tio has, and will have at the Effective Time, full corporate power and corporate authority to complete the merger with Merger Subsidiary pursuant to this Merger Agreement and to do and perform all acts and things required to be done by Tio under the Merger Agreement, subject to compliance with the provisions of the Ohio General Corporation Law and Federal or state securities or antitrust laws.

               2.3. CAPITALIZATION. As of the Effective Time, the authorized capital stock of Tio shall consist of 3,000,000 shares of Tio Common Stock, no par value, of which 2,620,000 shares shall be issued and outstanding (none of which are owned beneficially or of record by Tio) as of the date of this Merger Agreement. All of the issued and outstanding shares of Tio Common Stock are duly and validly issued and are fully paid and non-assessable. Except as set forth on Exhibit B, no other securities of Tio are outstanding, and Tio has not issued nor taken any action toward issuance of any other options, warrants, conversion privileges or other rights to purchase or acquire shares of Tio Common Stock, whether upon exchange for or conversion of other securities or otherwise, and no rescission or redemption rights exist with regard to existing shareholders. No shares of Tio Common Stock will be issued between the date hereof and the Effective Time.

               2.4. SUBSIDIARIES. Tio has no subsidiaries and no ownership interest in any other entities.

               2.5. NO FINANCIAL STATEMENTS. Tio was incorporated on June 19, 1997 and has had no significant operations to date.

               2.6. NO UNDISCLOSED LIABILITIES. Tio has no material liabilities, fixed or contingent.

               2.7. TITLE TO PROPERTIES. Tio has good, valid and marketable title to all of the properties and assets. All such properties and assets are free and clear of all liens, claims, charges, security interests or other encumbrances.

               2.8. COMPLIANCE WITH LAWS; LITIGATION. Tio is not in default in any material respect under any material agreement, lease or other document to which it is a party, nor has Tio received written notice of or is, to the knowledge of any executive officer of Tio, in material violation of any law or order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality and there are no material lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of any executive officer of Tio, threatened against Tio or against its properties or business, nor is there any reasonable basis known to Tio for any such action and there is no action, suit, proceeding or investigation pending, threatened or, to the knowledge of Tio, contemplated which questions the legality, validity or propriety of the transactions contemplated by this Merger Agreement.

               2.9. TAX RETURNS. Tio has (i) filed or has caused to be filed all federal, state and local franchise, income, sales, gross receipts and all other tax returns and statements required to be filed by Tio or on its behalf and which were due prior to the date of this Merger Agreement (the "Tax Returns and Statements") and (ii) paid within the time and in the manner prescribed by law all taxes due prior to the date of this Merger Agreement. No tax assessment or deficiency has been made against Tio nor has any notice been given of any actual or proposed assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside.

               2.10. FULL DISCLOSURE. No representation or warranty by Tio in this Merger Agreement or any written information, documents or memoranda furnished or to be furnished by Tio or any of its authorized representatives to Parent or Merger Subsidiary or any of their representatives is false or misleading in any material respect or omits to state a material fact required to be stated therein or necessary in order to make any of the statements therein not misleading.

               2.11. BOARD ACTION. The Board of Directors of Tio, by requisite vote, determined that the Merger is in the best interests of Tio and its shareholders, approved the Merger Agreement and recommended approval and adoption of the Merger Agreement by the shareholders of Tio.

               2.12. TITLE TO TARGET SHARES. Each Tio Shareholder owns and holds title to, and will at the Effective Time own and hold title to, respectively, the Tio Common Stock (or shares) now (and at Effective Time to be) owned by him or her, as set forth in Exhibit A, free and clear of any lien, charge or encumbrance of any kind.

               2.13. CONTINUITY OF BUSINESS ENTERPRISE. Tio operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, within the meaning of Treasury Regulation ss. 1.368-1(d) promulgated under the Internal
Revenue Code.

               2.14. NO INTENT TO SELL. No Tio Shareholder has, or at the Effective Time will have, any present plan, intention or arrangement to sell, transfer or otherwise in any manner dispose of any of the Parent Common Stock to be issued to such Shareholder pursuant to the merger.

        3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PARENT AND MERGER SUBSIDIARY. As an inducement to Tio to enter into this Merger Agreement and to consummate the transactions contemplated herein, Parent and Merger Subsidiary hereby represent and warrant to Tio and its shareholders and agree as follows:

               3.1. ORGANIZATION OF PARENT AND MERGER SUBSIDIARY. Parent is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware; Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a directly and wholly owned subsidiary of Parent; Parent and Merger Subsidiary each has full corporate power and authority to consummate the Merger as provided herein and Parent has full corporate power to own or lease its properties and to carry on its business as it is currently conducted. Parent is duly licensed, qualified to do business and in good standing as a foreign corporation in each jurisdiction in which its failure to be so licensed or qualified would have a material adverse effect on its business taken as a whole.

               3.2. CORPORATE AUTHORITY. The execution, delivery and performance by Parent and Merger Subsidiary of this Merger Agreement have been duly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary, subject to the approval of the shareholders of Parent pursuant to section 4.1, and neither the execution nor delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby, nor compliance with nor fulfillment of the terms and provisions herein, will, (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws of Parent, the Articles of Incorporation or Bylaws of Merger Subsidiary or any material agreement, instrument or judgment to which Parent or Merger Subsidiary is a party or by which either is bound or any statute or regulatory provisions affecting Parent or Merger Subsidiary, (ii) give any party to or with rights under any such agreement, instrument or judgment the right to terminate, modify or otherwise change the material rights or obligations of Parent or Merger Subsidiary under such agreement, instrument or judgment, or (iii) require the approval, consent or authorization of any Federal, state or local court, governmental authority or regulatory body, other than in connection with or in compliance with the provisions of the Delaware General Corporation Law and Federal or state securities or antitrust laws. Merger Subsidiary has, and will have at the Effective Time, full corporate power and corporate authority to merge with Tio pursuant to this Merger Agreement and Parent and Merger Subsidiary will have at the Effective Time, full corporate power and corporate authority to do and perform all acts and things required to be done by them under this Merger Agreement, subject to compliance with the provisions of the Delaware General Corporation Law and Federal or state securities or antitrust laws.

               3.3. CAPITALIZATION. The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock, $.01 par value, of which following the Merger and the RCP Merger approximately 6,167,700 shares will be issued and outstanding. The shares of Parent Common Stock to be issued to the shareholders of Tio pursuant to this Merger Agreement, when issued and delivered in accordance with the terms of this Merger Agreement, will be validly issued, fully paid and non-assessable, and not subject to preemptive rights.

               3.4. NO UNDISCLOSED LIABILITIES. Parent has no material undisclosed liabilities, either fixed or contingent.

               3.5. COMPLIANCE WITH THE LAWS; LITIGATION. Neither Parent or Merger Subsidiary is in default in any material respect under any material agreement, lease or other document to which it is a party, or has received written notice of or is, to the knowledge of any executive officer of Parent or Merger Subsidiary, in material violation of any law or order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. There are no material lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of any executive officer of Parent or Merger Subsidiary, threatened against Parent or Merger Subsidiary or against its properties or business, nor is there any reasonable basis known to Parent or Merger Subsidiary for any such action and there is no action, suit, proceeding or investigation pending, threatened or, to the knowledge of Parent or Merger Subsidiary, contemplated which questions the legality, validity or propriety of the transactions contemplated by this Merger Agreement.

               3.6. TAX RETURNS. Parent has (i) filed or has caused to be filed all federal, state and local franchise, income, sales, gross receipts and all other tax returns and statements required to be filed by Parent or on its behalf and which were due prior to the date of this Merger Agreement (the "Tax Returns and Statements") and (ii) paid within the time and in the manner prescribed by law all taxes due prior to the date of this Merger Agreement. The Tax Returns and Statements are true, complete and accurate in all material respects. No tax assessment or deficiency has been made against Parent nor has any notice been given of any actual or proposed assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside.

               3.7. FULL DISCLOSURE. No representation or warranty by Parent and Merger Subsidiary to Tio under this Merger Agreement or any of the written information, documents or memoranda furnished or to be furnished by Parent or any of its authorized representatives to Tio or any of its representatives is false or misleading or omits to state a material fact required to be stated therein or necessary in order to make any of the statements therein not misleading.

               3.8. BOARD ACTION. The Board of Directors of Parent, by requisite vote, determined that the Merger is in the best interests of Parent and approved the Merger Agreement.

        4. ACTION PRIOR TO THE EFFECTIVE TIME. The parties covenant to take the following action between the date hereof and the Effective Time:

               4.1. APPROVAL OF TIO SHAREHOLDERS. Tio will obtain the approval of its shareholders for the Merger on the terms and conditions set forth in this Merger Agreement and in connection therewith will comply fully with the applicable provisions of the Florida 1989 Business Corporation Act relating to the calling and holding of a meeting of shareholders or the action of shareholders without a meeting for such purpose.

               4.2. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Tio and Parent shall refrain from taking any action which would render any representation and/or warranty contained in paragraphs 2 and 3 of this Merger Agreement inaccurate as of the Effective Time. Parent will promptly notify Tio of any lawsuits, claims, proceedings or investigations that may be threatened, brought, asserted or commenced against Parent or its subsidiary or any of their officers or directors (i) involving in any way the Merger or (ii) which might have a material adverse impact on the business, properties or assets of Parent, taken as a whole. Tio will promptly notify Parent of any lawsuits, claims, proceedings or investigations that may be threatened, brought, asserted or commenced against Tio or its officers or directors (i) involving in any way the Merger or (ii) which might have a material adverse impact on the business, properties or assets of Tio, taken as a whole.

               4.3. CLOSING. The transactions contemplated in this Merger Agreement shall be closed at the offices of Tio and this Merger Agreement and Articles of Merger shall be filed promptly following such closing.

        5. CONDITIONS PRECEDENT TO OBLIGATION OF PARENT AND MERGER SUBSIDIARY. The obligation of Parent and Merger Subsidiary to effect the Merger is subject to the satisfaction on or prior to the Effective Time of each of the following conditions:

               5.1. NO ADVERSE CHANGE; CORPORATE ACTION. No material adverse change shall have occurred in the assets, liabilities, business, operations, properties, prospects or condition (financial or otherwise) of Tio. Tio shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Merger Agreement to be performed and complied with by it at or prior to the Effective Time.

               5.2. NO LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Merger Agreement and no suit, action, investigation, inquiry or proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               5.3. SECURITIES LAWS. Parent shall have received all necessary permits and otherwise complied with any state Blue Sky, securities, tender offer or take-over laws applicable to the issuance of shares of Parent Common Stock in connection with the Merger. Parent agrees to use its best efforts promptly to accomplish the foregoing.

        6. CONDITIONS PRECEDENT TO OBLIGATION OF TIO. The obligation of Tio to effect the Merger is subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

               6.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties of Parent and Merger Subsidiary contained in this Merger Agreement, or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct on and as of the Effective Time as though such representations and warranties were made at and as of such time. Parent shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Merger Agreement to be performed and complied with by it at or prior to the Effective Time.

               6.2. NO LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Merger Agreement and no suit, action, investigation, inquiry or proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

        7.     OTHER PROVISIONS.

               7.1. GOVERNING LAW. This Merger Agreement shall be construed and interpreted according to the laws of the State of Ohio and the Ohio General Corporation Law shall be applicable to approval of the Merger by the board of directors and shareholders of Tio and to the procedures relating to filing of the Merger Agreement with the Secretary of State of Ohio.

               7.2. WAIVER. To the extent otherwise permitted by applicable law any party may, at its option, waive in writing any and all of the conditions herein contained to which its obligations hereunder are subject.

               7.3. SURVIVAL. The representations and warranties of Tio, Merger Subsidiary and Parent shall survive the Effective Time.

               7.4. NO INDEMNIFICATION. Except as set forth in this Merger Agreement, there shall be no agreement, express or implied, to indemnify Tio, Merger Subsidiary or Parent with respect to the respective covenants, representations or warranties expressed herein.

        8. TITLES AND HEADINGS. The titles and headings contained in this Merger Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

        9. NOTICES. All notices, requests, demands, and other communications given, or required to be given pursuant to the terms of this Merger Agreement shall be in writing and may be delivered in person (by hand, messenger, or other confirmable form of delivery), or be sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or by Federal Express or other nationally recognized overnight courier service, addressed as follows, or by facsimile transmission, to the following respective numbers, followed by a copy being delivered in person, by mail, or by overnight courier as specified herein:

        If to Tio:               Tio Cigars, Inc.
                                 Attention:  Richard C. Peplin, Jr., President
                                 25100 Detroit Road
                                 Westlake, Ohio 44145

        If to Parent or
        Merger Subsidiary:       Sports-Guard, Inc.
                                 c/o Invest L'Inc. Partners, LLC
                                 1901 N. Roselle Road, Suite 1030
                                 Schaumburg, Illinois 60195

Either party may, by written notice to the other, specify a different address or numbers for notice purposes. Any notice sent to the party to whom it is addressed in accordance with this paragraph will be deemed to have been given
(i) when received, if personally delivered; (ii) if sent by registered or certified mail, return receipt requested, upon the date of delivery shown on the receipt card, or if no date is shown, the postmark thereon; (iii) if sent via Federal Express or other nationally recognized overnight courier, one (1) business day after deposit with such overnight courier; or (iv) if sent by facsimile transmission, on the day on which it is sent, if receipt of transmission is confirmed by telephone. If notice is received on a Saturday, Sunday or legal holiday, it will be deemed to have been given and received on the next following business day.

        10. ASSIGNMENT. This Merger Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns, provided that neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

        11. COUNTERPARTS. This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        12. AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of Tio and/or Parent, but after any such approval by the shareholders of Tio or Parent, no amendment shall be made without further approval by the board of directors of Tio and Merger Subsidiary and by the shareholders of Tio and Parent, if such amendment would materially or adversely affect the shareholders, would amend the articles of incorporation, or would affect the amount or kind of stock, securities or other consideration to be exchanged under this Agreement.

        IN WITNESS WHEREOF, the undersigned directors and officers of each of the parties of this Merger Agreement, pursuant to authority duly given by their respective Board of Directors, have caused this Merger Agreement to be duly executed.

                            Constituent Corporations:

                            TIO CIGARS, INC.,
                            an Ohio corporation



                            By:
                               ----------------------------
                               Richard C. Peplin, Jr., President


                            TIO MARIANO CIGAR CORP.,
                            a Delaware corporation



                             By:
                                ---------------------------
                                Troy D. Wiseman, President


                             Additional Party:

                             SPORTS-GUARD, INC.,
                             a Delaware corporation



                             By:
                                ---------------------------
                                Troy D. Wiseman, President

IN WITNESS WHEREOF, as to Sections 2.12 and 2.14 only, the undersigned Tio Shareholders have duly executed this Agreement.



----------------------------------
Richard C. Peplin, Jr., individually and as Trustee for Richard C. Peplin, III,
Alexandria M. Peplin and Dustin A. Peplin,
UGTMA

LAKEWOOD MFG. CO.


By:
   -------------------------------
   Richard C. Peplin, Jr., President


----------------------------------
Beth M. Peplin


----------------------------------
Peter Accorti


----------------------------------
Anna Villaneuva


----------------------------------
Marty Gillespie


----------------------------------
Patrick Graham


----------------------------------
Jeffrey Outcult


----------------------------------
Mark Schweidle


----------------------------------
Ronald Denne

                                    EXHIBIT A

                               TIO SHARE OWNERSHIP



         Shareholder                    Number of Shares
        -------------                   ----------------
     Richard C. Peplin, Jr.                   800,000
     Beth M. Peplin                           800,000
     Peter Accorti                             37,500
     Anna Villaneuva                          350,000
     Marty Gillespie                          350,000
     Patrick Graham                            60,000
     Lakewood Mfg. Co.                         75,000
     Jeffrey Outcult                           22,500
     Mark Schweidle                            30,000
     Ronald Denne                              50,000
     Richard C. Peplin, III                    15,000
     Alexandria M. Peplin                      15,000
     Dustin A. Peplin                          15,000